Exhibit 99.1

News Release

LANDAUER

Landauer, Inc. Reports

Fiscal 2012 Second Quarter Results

Strong Revenue Growth Driven by Medical Physics and Medical Products Segments

For Further Information Contact:

     Jim Polson

     FTI Consulting

     Phone: 312-553-6730

     Email: jim.polson@fticonsulting.com

GLENWOOD, Ill.— May 7, 2012—Landauer, Inc. (NYSE: LDR), a recognized leader in personal and environmental radiation monitoring, outsourced medical physics services and high quality medical consumable accessories, today reported financial results for its fiscal 2012 second quarter ended March 31, 2012.

Fiscal 2012 Second Quarter Highlights

▪	Revenue grew 21 percent to $39.1 million, compared to prior year period.
▪	Gross profit grew 11 percent to $23.1 million on increased revenue and improved business mix.
▪	Operating income of $10.1 million includes $1.2 million of non-recurring acquisition ($0.3 million), IT platform enhancement ($0.3 million) and non-cash stock based compensation ($0.6 million) expenses.
▪	Net income of $7.1 million, or $0.75 per diluted share, including $0.10 per diluted share, of acquisition, IT platform enhancement, and non-cash stock based compensation expenses.
▪	Adjusted EBITDA of $14.9 million compared to $15.0 million in the prior year period.
▪	Adjusted Free Cash Flow of $21.8 million, an 11 percent increase over prior year period.

“We are pleased with the progress we made across multiple initiatives during the quarter,” said Bill Saxelby, President and CEO of Landauer. “Our recently acquired Medical Products business contributed strong results and the Medical Physics segment continues to show profit improvement. We are on plan with our military initiatives and are well positioned to achieve our full year guidance as planned.”

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Landauer, Inc. 2 Science Road Glenwood, Illinois 60425-1586 Telephone: (708) 755-7000 Facsimile: (708) 755-7011

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Second Fiscal Quarter Financial Overview and Business Segment Results

Revenues for the second fiscal quarter of 2012 were $39.1 million, an increase of $6.8 million, or 20.9 percent compared with revenues of $32.3 million for the same quarter in fiscal 2011. The Medical Physics segment contributed an increase of $2.9 million and the new Medical Products segment increased revenues by $4.0 million. The Radiation Monitoring segment experienced a reduction of $0.1 million.

Gross margins were 59.0 percent for the second fiscal quarter of 2012, compared with 64.1 percent for the second fiscal quarter of 2011. The decline in gross margin rate was primarily due to an increase in Medical Physics segment revenues, which has lower margins compared to the Radiation Monitoring and Medical Products segments, along with lower margin equipment sales in the quarter.

Total operating expenses for the second fiscal quarter of 2012 were $12.9 million, an increase of $4.1 million, or 46.1 percent, compared with operating expenses of $8.8 million for the same quarter in fiscal 2011. The operating expenses increase was due to $1.5 million associated with acquired companies purchased subsequent to the prior year’s comparable quarter, $0.7 million due to timing of the recording of incentive compensation expenses associated with improved operating performance in fiscal 2012 versus fiscal 2011, investment in research and development in support of military and first responder initiatives, investment in customer facing organizations, and expenses related to the company’s IT systems initiative. For the second fiscal quarter of 2012, total operating expenses before $0.3 million of non-recurring acquisition expenses, $0.3 million of IT platform enhancement related expenses, and $0.6 million of non-cash stock based compensation expenses were $11.7 million, for an operating margin of 29.9 percent of total revenues. This compares with the $8.0 million reported for the second fiscal quarter of 2011, before $0.1 million of non-recurring acquisition expenses, $0.2 million of IT platform enhancement related expenses, and $0.5 million of non-cash stock based compensation expenses, for an operating margin of 24.7 percent of total revenues in the prior year period.

Operating income for the second fiscal quarter of 2012 was $10.1 million, a decrease of $1.8 million, or 14.6 percent compared with operating income of $11.9 million for the same quarter in fiscal 2011. The decrease in operating income was primarily driven by a decline of $4.1 million in the Radiation Monitoring segment due principally to an increased mix of lower margin sales and higher operating expenses, offset by an increase of $0.3 million in the Medical Physics segment, and the addition of the Medical Products segment which contributed $2.0 million in operating income. Adjusted operating income, before non-recurring acquisition expenses, IT platform enhancement related expenses, and non-cash stock based compensation expenses, for the second fiscal quarter of 2012 was $11.3 million, a 10.6 percent decrease compared with adjusted operating income on a relative basis of $12.7 million for the second fiscal quarter of 2011.

Net other income for the second fiscal quarter of 2012 was $0.2 million, a decrease of $0.3 million, or 63.9 percent, from the prior year quarter. An increase of $0.5 million in the equity in income of joint ventures was offset by a $0.8 million increase in interest expense associated with borrowings to acquire IZI in the first fiscal quarter of 2012.

The effective tax rate was 30.0 percent and 34.6 percent for the second fiscal quarters of 2012 and 2011, respectively. The decline in the effective tax rate was due primarily to the cumulative effect of prior year foreign tax credits that were approved during the second fiscal quarter of 2012.

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Net income for the second fiscal quarter ended March 31, 2012 was $7.1 million, or $0.75 per diluted share. This represents a decrease of $0.9 million, or 11.1 percent, compared with $8.0 million, or $0.85 per diluted share, for the second fiscal quarter of 2011. Excluding the costs associated with the acquisitions, IT platform enhancement, and non-cash stock based compensation, net income was $8.0 million, as compared to $8.6 million in the prior year period. The resulting diluted earnings per share for the second fiscal quarter of 2012 were $0.85, excluding $0.10 per diluted share of acquisition, IT platform enhancement, and non-cash stock based compensation expenses. This compares with $0.91, excluding $0.06 per diluted share of acquisition, IT platform enhancement, and non-cash stock based compensation expenses, for the second fiscal quarter of 2011.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $ 13.7 million, a 3.0 percent decrease compared with $14.1 million in the comparable prior year period. The decrease was due primarily to higher cost of sales based on revenue mix and higher selling, general and administrative expenses for the second fiscal quarter of 2012 partially offset by favorable equity in income of joint ventures. Adjusted earnings before interest, taxes, depreciation and amortization, acquisition related expenses, IT platform enhancement expenses, and non-cash stock based compensation expenses (“Adjusted EBITDA”) were $14.9 million, consistent with the comparable prior year period. A reconciliation of net income to EBITDA and Adjusted EBITDA is included in the attached financial exhibits.

Radiation Monitoring Segment

Radiation Monitoring revenues for the second fiscal quarter of 2012 decreased 0.6 percent, or $0.1 million, from the second fiscal quarter of 2011 to $27.4 million. The slight decrease resulted from foreign exchange losses, partially offset by International Radiation Monitoring organic revenues.

Radiation Monitoring operating income for the second fiscal quarter of 2012 decreased to $8.0 million, a 33.5 percent decrease from $12.1 million in the comparable prior year period. The decrease in operating income was primarily impacted by an increase in lower margin equipment sales both domestically and internationally, and higher selling, general and administrative expenses. Selling, general and administrative costs for the second fiscal quarter of 2012 increased 29.9 percent, or $2.2 million, from the comparable prior year period, to $9.6 million. The increase was due primarily to a $0.7 million increase in compensation costs, consistent with operating performance expectations and timing of short-term and long-term incentive plans, $0.3 million of increased professional fees, a $0.3 million increase in research and development activities in connection with military and first responder initiatives, a $0.3 million increase from investment in the Company’s customer facing organizations, a $0.2 million increase in employee benefit plan and medical expenses, a $0.2 million increase due to the Company’s IT systems initiative, and $0.2 million of increased spending to support international revenue growth.

Corporate expenses for shared functions are recognized in the Radiation Monitoring segment where they have been reported historically. Radiation Monitoring adjusted operating income, exclusive of the impact of acquisition related transaction expenses, IT platform enhancement expenses, and non-cash stock based compensation expenses for the second fiscal quarter of 2012 decreased 28.3 percent, or $3.7 million, to $9.2 million compared with adjusted operating income of $12.9 million for fiscal 2011.

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Medical Physics Segment

Medical Physics revenues for the second fiscal quarter of 2012 increased 60.2 percent, or $2.9 million, from the comparable period in 2011 to $7.7 million on $0.7 million of organic growth and $2.2 million due to the impact of acquired companies. The Medical Physics segment operating income of $0.1 million, or 1.4 percent of revenues, increased $0.3 million as compared to a loss of $0.2 million, or 4.0 percent of revenues, in the second fiscal quarter of 2011. The improvement in operating income was primarily due to operating efficiencies in the organic Medical Physics business and higher episodic equipment commissioning sales leveraging a relatively fixed cost structure, as well as higher volume sales inclusive of acquired companies.

Medical Products Segment

Medical Products revenues for the second fiscal quarter of 2012 were $4.0 million. Medical Products operating income was $2.0 million or 49.7 percent of revenues for the second fiscal quarter of 2012. Given the acquisition of IZI was completed during the first quarter of fiscal 2012, there is no direct comparison to the prior year quarter.

Fiscal Six Months Financial Overview and Business Segment Results

Revenues for the first six months of fiscal 2012 were $75.8 million, an increase of $15.0 million, or 24.7 percent compared with revenues of $60.8 million for the same period in fiscal 2011. The Medical Physics segment and the Radiation Monitoring segment contributed an increase of $5.8 million and $3.0 million, respectively. The contribution of the new Medical Products segment increased revenue by $6.2 million.

Gross margins were 59.2 percent for the first six months of fiscal 2012, compared with 62.7 percent for the first six months of fiscal 2011. The decline in gross margin rate was primarily due to a shift in the mix of cost of sales resulting from the overall growth of the Medical Physics segment, which has lower margins compared to the Radiation Monitoring and Medical Products segments, along with lower margin equipment sales.

Total operating expenses for the first six months of fiscal 2012 were $27.1 million, an increase of $9.0 million, or 50.1 percent, compared with operating expenses of $18.1 million for the same period in fiscal 2011. The operating expenses increase was due to $2.9 million associated with acquired companies purchased subsequent to the prior year’s comparable period, $1.0 million due to timing of the recording of incentive compensation expenses associated with improved operating performance in fiscal 2012 versus fiscal 2011, $0.5 million due to performance against incentive compensation plans, investment in research and development in support of military and first responder initiatives, investment in customer facing organizations, expenses supporting international growth, and expenses related to the Company’s IT systems initiative. For the first six months of fiscal 2012, total operating expenses before $2.2 million of non-recurring acquisition expenses, $0.6 million of IT platform enhancement related expenses, and $1.4 million of non-cash stock based compensation expenses were $22.9 million, for an operating margin of 30.3 percent of total revenues. This compares with the $16.3 million reported for the first six months of fiscal 2011, before $0.2 million of non-recurring acquisition expenses, $0.6 million of IT platform enhancement related expenses, and $1.0 million of non-cash stock based compensation expenses, for an operating margin of 26.8 percent of total revenues in the prior year period.

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Operating income for the first six months of fiscal 2012 was $17.7 million, a decrease of $2.3 million, or 11.5 percent compared with operating income of $20.0 million for the same period in fiscal 2011. The decrease in operating income was primarily driven by a $2.0 million increase in acquisition costs incurred in the first fiscal quarter of 2012, which primarily related to the acquisition of IZI. An additional decline of $4.4 million in Radiation Monitoring operating income, due primarily to the higher operating expenses, was offset partially by an increase in operating income of $1.7 million in the Medical Physics segment and the addition of the Medical Products segment which contributed $2.4 million in operating income. Adjusted operating income, before non-recurring acquisition expenses, IT platform enhancement related expenses, and non-cash stock based compensation expenses, for the first six months of fiscal 2012 was $21.9 million, compared with adjusted operating income, on a relative basis, of $21.8 million for the first six months of fiscal 2011.

Net other income for the first six months of fiscal 2012 was $0.5 million, a decrease of $0.7 million, or 59.1 percent, from the prior year period. An increase of $0.8 million in the equity in income of joint ventures was offset by a $1.5 million increase in interest expense associated with borrowings to acquire IZI in the first fiscal quarter of 2012.

The effective tax rate was 32.2 percent and 33.2 percent for the first six months of fiscal 2012 and 2011, respectively.

Net income for the first six months of fiscal 2012 was $12.0 million, a decrease of $1.8 million, or 12.9 percent compared with $13.8 million for the same period in fiscal 2011. Excluding the costs associated with the acquisitions, IT platform enhancement, and non-cash stock based compensation, net income was $14.9 million, as compared to $15.0 million in the comparable prior year period. The resulting diluted earnings per share for the six month period ended March 31, 2012 were $1.59 per share, excluding $0.32 per diluted share of acquisition, IT platform enhancement, and non-cash stock based compensation expenses. This compares with $1.60 per share, excluding $0.13 per diluted share of acquisition, IT platform enhancement, and non-cash stock based compensation expenses, for the six month period ended March 31, 2011.

EBITDA for the first six months of fiscal 2012 were $24.2 million, a 1.0 percent decrease compared with $24.4 million in the comparable prior year period. The decrease was due primarily to higher cost of sales based on revenue mix and higher selling, general and administrative expenses for the first six months of fiscal 2012, partially offset by favorable equity in income of joint ventures. Adjusted EBITDA for the first six months of fiscal 2012 were $28.4 million, an 8.2 percent increase compared with $26.3 million in the comparable prior year period. Adjusted Free Cash Flow (Adjusted EBITDA, plus or minus changes in working capital, less capital expenditures) was $21.8 million, an 11.4 percent increase over the comparable prior year period of $19.6 million due principally to improved working capital partially offset by increased capital expenditures. A reconciliation of net income to EBITDA, Adjusted EBITDA, and Adjusted Free Cash Flow is included in the attached financial exhibits.

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Radiation Monitoring Segment

Radiation Monitoring revenues for the first six months of fiscal 2012 increased 5.8 percent, or $3.0 million, from the first six months of fiscal 2011 to $54.4 million. Of the increase, $2.1 million was related to the impact of higher equipment sales, primarily from the Company’s ongoing initiatives with the military market. International Radiation Monitoring revenues increased 5.9 percent, or $0.9 million, from the comparable prior year period, driven primarily by organic growth in most regions, including both equipment sales and service revenues.

Radiation Monitoring operating income for the first six months of fiscal 2012 decreased to $14.3 million, a 30.7 percent decrease from $20.7 million in the comparable prior year period, impacted by a $2.0 million increase in acquisition related expenses, primarily related to IZI, $0.3 million from the increase in lower margin equipment sales both domestically and internationally, and higher selling, general and administrative expenses. Selling, general and administrative costs for the first six months of fiscal 2012 increased 27.2 percent, or $4.1 million, to $19.2 million. The increase was due primarily to a $1.5 million increase in compensation costs, consistent with operating performance expectations and timing of short-term and long-term incentive plans, $0.5 million of increased spending to support international revenue growth, a $0.5 million increase in employee benefit plan and medical expenses, a $0.4 million increase in research and development activities in connection with the military and first responder initiatives, a $0.6 million investment in customer facing organizations, and $0.3 million of increased professional fees.

Radiation Monitoring adjusted operating income, exclusive of the impact of acquisition related transaction expenses, IT platform enhancement expenses, and non-cash stock based compensation expenses for the first six months of fiscal 2012 decreased 17.5 percent, or $4.0 million, to $18.5 million compared with adjusted operating income of $22.5 million for the comparable period in fiscal 2011.

Medical Physics Segment

Medical Physics revenues for the first six months of fiscal 2012 increased 62.0 percent, or $5.8 million, from the comparable period in 2011 to $15.1 million on $1.7 million of organic growth and $4.1 million due to the impact of acquired companies. The Medical Physics segment operating income of $1.0 million, or 6.6 percent of revenues, increased $1.7 million as compared to a loss of $0.7 million, or 7.0 percent of revenues, in the first six months of fiscal 2011. The improvement in operating income was primarily due to operating efficiencies in the core Medical Physics business and higher episodic equipment commissioning sales leveraging a relatively fixed cost structure, as well as higher volume sales inclusive of acquired companies.

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Medical Products Segment

Revenues for the period from the date of acquisition through March 31, 2012 were $6.2 million. Medical Products operating income was $2.4 million or 38.2 percent of revenues for the same period. Given the acquisition of IZI was completed during the first quarter of fiscal 2012, there is no direct comparison to the prior year six month period.

Balance Sheet

Landauer ended the second fiscal quarter of 2012 with total assets of $284.4 million, an increase of $115.7 million compared to total assets of $168.7 million at the end of fiscal 2011 due principally to the acquisition of IZI in November 2011. The Company completed the quarter with $18.7 million of cash and cash equivalents on the balance sheet and unused borrowing capacity of $45.9 million under its current $175 million credit facility, which provides adequate liquidity to meet its current and anticipated obligations. Adjusted Free Cash Flow provided by operating activities for the six months ended March 31, 2012 was $21.8 million, an increase of $2.2 million from the fiscal first half of 2012. The increase benefited from a tax refund during the first half of fiscal 2012, which was partially offset by an increase in capital expenditures.

Fiscal 2012 Outlook

Landauer’s business plan for fiscal 2012 currently anticipates aggregate revenues for the year to be in the range of $150 to $157 million, which includes 10 months of contributions from the recent IZI acquisition. The business plan also anticipates:

▪	$4.2 million ($2.8 million net of tax) of non-recurring expense spending to support the successful completion of the Company’s IT Platform systems initiative and the related post implementation support.
▪	Incremental depreciation and amortization over fiscal 2011 of $1.0 million ($0.7 million net of tax) related to the deployment of the final phase of the Company’s IT systems initiative in the third quarter of fiscal 2012.
▪	The accretive impact of the November 2011 acquisition of IZI is anticipated to produce $1.1 million to $1.5 million of net income for the 10 months included in fiscal 2012.
▪	The blended effective tax rate for the full fiscal year is anticipated to be within a range of 31 percent to 33 percent.

Based upon the above assumptions, the Company anticipates reported net income for fiscal 2012 in the range of $21 to $23 million and Adjusted EBITDA expected for fiscal 2012 in the range of $53 to $57 million. In addition, the Company will begin to receive an annual cash tax benefit of approximately $2 million as a result of the structure of the acquisition of IZI.

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Conference Call Details

Landauer has scheduled its second quarter conference call for investors over the Internet on Tuesday, May 8, 2012, at 9:00 a.m. Central Time (10 a.m. Eastern Time). To participate, callers should dial 877-941-2332 (within the United States and Canada), or 480-629-9867 (international callers) about 10 minutes before the presentation. To listen to a webcast on the Internet, please go to the Company’s website at http://www.landauerinc.com at least 15 minutes early to register, download and install any necessary audio software.  Investors may access a replay of the call by dialing 800-406-7325 (within the United States and Canada), or 303-590-3030 (international callers), passcode 4534716#, which will be available through Friday, June 8, 2012. The replay will also be available on Landauer’s website for 90 days following the call.

About Landauer

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure and is the leading domestic provider of outsourced medical physics services. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer’s services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings. The Company provides its dosimetry services to approximately 1.7 million individuals globally. In addition, through its Global Physics Solutions subsidiary, the Company provides therapeutic and imaging physics services to the medical physics community. Through its IZI Medical Products subsidiary, the Company provides medical consumable accessories used in radiology, radiation therapy, and image guided surgery procedures.

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Safe Harbor Statement

Some of the information shared here (including, in particular, the section titled “Fiscal 2012 Outlook”) constitutes forward-looking statements that are based on assumptions and involve certain risks and uncertainties. These include the following, without limitation: assumptions, risks and uncertainties associated with the Company’s development and introduction of new technologies in general; the ability to protect and utilize the Company’s intellectual property; continued customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence (OSL) technology to new platforms and formats; military and other government funding for the purchase of certain of the Company’s equipment and services; the impact on sales and pricing of certain customer group purchasing arrangements; the costs associated with the Company’s research and business development efforts; the usefulness of older technologies and related licenses and intellectual property; the effectiveness of and costs associated with the Company’s IT platform enhancements; the anticipated results of operations of the Company and its subsidiaries or ventures; valuation of the Company’s long-lived assets or business units relative to future cash flows; changes in pricing of products and services; changes in postal and delivery practices; the Company’s business plans; anticipated revenue and cost growth; the ability to integrate the operations of acquired businesses and to realize the expected benefits of acquisitions; the risks associated with conducting business internationally; costs incurred for potential acquisitions or similar transactions; other anticipated financial events; the effects of changing economic and competitive conditions; foreign exchange rates; government regulations; accreditation requirements; changes in the trading market that affect the cost of obligations under the Company’s benefit plans; and pending accounting pronouncements. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from what is anticipated today. These risks and uncertainties also may result in changes to the Company’s business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses. Additional information may be obtained by reviewing the information set forth in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended September 30, 2011, and other reports filed by the Company from time to time with the Securities and Exchange Commission.

Financial Tables Follow

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LANDAUER, INC. AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
(Dollars in Thousands, Except per Share)	2012	2011	2012	2011
Net revenues	$39,094	$32,327	$75,763	$60,765

Costs and expenses:
Cost of sales	16,029	11,604	30,935	22,687
Selling, general and administrative	12,604	8,728	24,965	17,859
Acquisition and reorganization costs	312	115	2,161	212
Costs and expenses	28,945	20,447	58,061	40,758

Operating income	10,149	11,880	17,702	20,007
Equity in income of joint ventures	1,067	615	1,871	1,126
Interest income (expense), net	(863)	13	(1,453)	4
Other income, net	(9)	(88)	50	13

Income before taxes	10,344	12,420	18,170	21,150
Income taxes	3,104	4,294	5,846	7,031

Net income	7,240	8,126	12,324	14,119
Less: Net income attributed to noncontrolling interest	130	129	289	303

Net income attributed to Landauer, Inc.	$7,110	$7,997	$12,035	$13,816

Net income per share attributable to Landauer, Inc. shareholders:
Basic	$0.76	$0.85	$1.28	$1.48
Weighted average basic shares outstanding	9,361	9,332	9,347	9,322

Diluted	$0.75	$0.85	$1.27	$1.47
Weighted average diluted shares outstanding	9,402	9,377	9,387	9,367

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LANDAUER, INC. AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(Dollars in Thousands)	March 31, 2012	September 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$18,699	$7,914
Receivables, net of allowances of $849 and $794, respectively	30,703	25,516
Inventories	7,896	8,286
Prepaid income taxes	991	4,921
Prepaid expenses and other current assets	4,582	4,005
Current assets	62,871	50,642
Property, plant and equipment, at cost	104,873	96,798
Accumulated depreciation	(51,747)	(49,157)
Net property, plant and equipment	53,126	47,641
Equity in joint ventures	10,375	10,699
Goodwill	107,151	39,962
Intangible assets, net of accumulated amortization of $8,421 and $7,355, respectively	39,418	10,908
Dosimetry devices, net of accumulated depreciation of $10,491 and $9,728, respectively	5,715	5,618
Other assets	5,776	3,186
Assets	$284,432	$168,656

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,121	$5,457
Dividends payable	5,319	5,301
Deferred contract revenues	15,468	14,713
Short-term debt	0	19,805
Accrued compensation and related costs	6,259	5,607
Other accrued expenses	5,818	7,066
Current liabilities	39,985	57,949
Non-current liabilities:
Long-term debt	129,087	0
Pension and postretirement obligations	14,627	14,202
Deferred income taxes	14,314	12,805
Other non-current liabilities	1,249	1,292
Non-current liabilities	159,277	28,299
Stockholders’ equity:
Preferred stock, $.10 par value per share, authorized 1,000,000 shares; none issued	0	0
Common stock, $.10 par value per share, authorized 20,000,000 shares; 9,515,229 and 9,462,807 shares issued and outstanding at March 31, 2012 and September 30, 2011, respectively	952	946
Additional paid in capital	35,207	33,791
Accumulated other comprehensive loss	(3,342)	(3,129)
Retained earnings	51,333	49,724
Landauer, Inc. stockholders’ equity	84,150	81,332
Noncontrolling interest	1,020	1,076
Stockholders’ equity	85,170	82,408
Liabilities and Stockholders’ Equity	$284,432	$168,656

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LANDAUER, INC. AND SUBSIDIARIES

Reconciliation of Net Income to Adjusted Earnings

before Interest, Taxes, Depreciation and Amortization

	Three Months Ended March 31,
	2012	2011
Net income attributed to Landauer, Inc.	$7,110	$7,997
Add back:
Interest expense, net	771	(13)
Income taxes	3,104	4,294
Depreciation and amortization	2,674	1,806
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$13,659	$14,084
Adjustments:
Non-cash stock-based compensation expenses	624	518
IT platform enhancements expenses	306	232
Acquisition and reorganization costs	312	115
Sub-total adjustments	1,242	865
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$14,901	$14,949

	Six Months Ended March 31,
	2012	2011
Net income attributed to Landauer, Inc.	$12,035	$13,816
Add back:
Interest expense, net	1,299	(4)
Income taxes	5,846	7,031
Depreciation and amortization	5,030	3,604
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$24,210	$24,447
Adjustments:
Non-cash stock-based compensation expenses	1,454	945
IT platform enhancements expenses	588	646
Acquisition and reorganization costs	2,161	212
Sub-total adjustments	4,203	1,803
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$28,413	$26,250

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LANDAUER, INC. AND SUBSIDIARIES

Reconciliation of EPS to Adjusted EPS

	Three Months Ended March 31,
	2012	2011
Net income attributed to Landauer, Inc.	$7,110	$7,997

Sub-total adjustments	1,242	865
Income taxes on adjustments	(373)	(299)
Adjustments, net	869	566

Adjusted net income	$7,979	$8,563

Adjusted net income per diluted share	$0.85	$0.91
Weighted average diluted shares outstanding	9,402	9,377

	Six Months Ended March 31,
	2012	2011
Net income attributed to Landauer, Inc.	$12,035	$13,816

Sub-total adjustments	4,203	1,803
Income taxes on adjustments	(1,353)	(599)
Adjustments, net	2,850	1,204

Adjusted net income	$14,885	$15,020

Adjusted net income per diluted share	$1.59	$1.60
Weighted average diluted shares outstanding	9,387	9,367

Adjusted Free Cash Flow

	Six Months Ended March 31,
	2012	2011
Adjusted EBITDA	$28,413	$26,250
Change in working capital	745	(1,021)
Capital expenditures	(7,358)	(5,653)
Adjusted Free Cash Flow	$21,800	$19,576

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